EXHIBIT 10.18

[Letterhead of Grand Toys International]

January 9, 2004

The Persons Listed on Schedule 1

Gentlemen:

     Reference is made to those certain Warrants (the “Warrants”) to Purchase Common Stock of Grand Toys International, Inc. (“Grand”) issued to each of you on or about March 15, 2001 in connection with the private sale to you of an aggregate of $500,000 of units consisting of one share of Grand Common Stock and one Warrant to Purchase Common Stock. As you are aware, due to Grand’s proposed transaction with Centralink which is currently pending, Grand has been unable to complete the registration of the shares issuable upon exercise of the Warrants as required by your Subscription Agreement for the units. Accordingly, this letter confirms our understanding that the March 15, 2004 expiration date for the Warrants is hereby extended to September 15, 2005.

     We thank you again for your continued support of Grand.

Very truly yours,

Grand Toys International, Inc.

By:

Elliot L. Bier
Chairman